SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2002

GULFTEX ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Texas	0-32367	75-2882140
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

3018 Bradshaw Club Dr.

Woodstock, Georgia 30188

(Address of principal executive offices) (Zip Code)

(678) 494-5273

(Registrant's telephone number, including area code)

Item 1. Changes in Control

Not Applicable.

Item 2. Acquisition or Disposition of Assets.

On December 19, 2002, Gulftex Energy Corporation (the "Company") entered into a Stock Purchase Agreement by and among the Company, Corporate Vision, Inc. ("CV") and Southeastern Research and Recovery, Inc. ("SRR"), under which the Company acquired all of the issued and outstanding shares of common stock of SRR from CV in consideration for the issuance of 5,250,000 shares of common stock of the Company, after giving effect to a reverse split that the Company plans to effect to reduce its issued and outstanding shares of common stock to 2,000,000. In addition, CV granted the Company an option to repurchase the shares issuable to CV at a price of $0.3381 under certain conditions. The Company agreed not to issue additional shares of its common stock that would cause the shares issued to CV to be less than 10% of the issued and outstanding shares without the consent of CV. In addition, CV was granted the right to appoint one member to the board of directors of the Company, and CV's initial nominee is Richard D. Tuorto, Jr. Simultaneous with the acquisition, SRR and the Company entered into a Management and Operations Agreement with Intercontinental Holdings, Inc. ("Intercontinental"), under which agreed to provide certain management and accounting services to SRR for eighteen months in consideration for payments of $5,425 per month, plus reimbursement of health insurance benefits for a principle of Intercontinental.

SRR operates a non-hazardous waste facility on 3.25 acres of land in Erhardt, South Carolina, that processes industrial sludge for commercial and industrial customers in the South Carolina/Georgia area prior to its disposal in traditional municipal solid waste landfills. Specifically, SRR solidifies non-hazardous liquid waste by mixing it with sawdust, and then disposes of it by hauling it to a traditional solid waste site. The Company hauls its waste with a fleet of company-owned trucks and additional rental trucks when needed. The land is leased pursuant to a lease with a remaining term of approximately 20 years. All permits are in effect for at least the term of lease.

Note 3. Bankruptcy or Receivership.

Not Applicable.

Note 4. Changes in Registrant's Certifying Accountant.

Not Applicable.

Note 5. Other Events.

Not Applicable.

Note 6. Resignations of Registrant's Directors.

Not Applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired: To be filed by amendment.

(b) Pro Forma Financial Information: To be filed by amendment.

(c) Exhibits:

Exhibit No.	Description
10.1*	Stock Purchase Agreement by and among Gulftex Energy Corporation, Southeastern Research and Recovery, Inc., and Corporate Vision, Inc.
10.2*	Management and Operations Agreement by and among Gulftex Energy Corporation, Southeastern Research and Recovery, Inc., and Intercontinental Holdings, Inc.

*To be filed by amendment.

Item 8. Change in Fiscal Year.

Not Applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULTEX ENERGY CORPORATION
Date: January 10, 2003	/s/ Howard B. DeDominicis
By: Howard B. DeDominicis, Chief Executive Officer